Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President – Finance
Dover, Delaware, July 29, 2010	(302) 857-3292

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE SECOND QUARTER OF 2010

Dover Motorsports, Inc. (NYSE: DVD) today reported results for the three months ended June 30, 2010.

The Company promoted seven major events over four weekends in the second quarter of 2010 compared to seven major events over five weekends in 2009.

Revenues for the quarter ended June 30, 2010 were $32,510,000 compared with $35,618,000 in the second quarter of 2009. The decrease in revenues was despite higher broadcast revenues and was primarily due to lower attendance, resulting in reduced admissions revenue and event-related revenue, and also due to the closure of our Memphis facility in the fourth quarter of 2009.

The Company’s NASCAR triple-header in Dover saw lower attendance and event related revenue as a result of continued weak overall economic conditions. Corporate spending on hospitality and sponsorships was also down slightly compared to 2009.

Operating and marketing expenses were $20,679,000 in the second quarter of 2010 as compared to $23,147,000 in the second quarter of 2009. The decrease is primarily related to direct and indirect cost savings from the closure of our Memphis facility, reduced purses for NASCAR events and lower costs associated with the decline in event-related revenue.

The Company concluded in the second quarter that it was necessary to review the carrying value of the long-lived assets of its Gateway facility for impairment. As a result of this review, the Company recorded a non-cash impairment charge of $7,964,000 to write down the carrying value of the Gateway facility to fair value. The Company’s wholly-owned subsidiary, Gateway International Raceway has notified NASCAR that it will not seek 2011 sanctions for its two Nationwide Series and one Camping World Truck Series races. The Company is currently evaluating all options for the facility.

General and administrative expenses of $3,204,000 in the second quarter of 2010 were up from $3,099,000 for the same quarter last year. The increase is primarily due to higher real estate taxes at Gateway International Raceway, partially offset by reduced costs from the closure of our Memphis facility.

Net interest expense was $834,000 for the quarter ended June 30, 2010 compared to $732,000 in the second quarter of 2009. The increase was due to higher borrowing costs.

(Loss) earnings before income taxes was $(1,740,000) in the second quarter of 2010 compared with $6,921,000 in the comparable quarter of the prior year. The current year’s results include the aforementioned non-cash impairment charge of $7,964,000. The Company’s financial results are shown on an adjusted basis on the accompanying schedule – “Reconciliation of GAAP (Loss) Earnings to Adjusted Earnings (Loss). On an adjusted basis, earnings before income taxes were $6,224,000 in the second quarter of 2010 compared with $6,921,000 in the comparable quarter of the prior year.

The effective tax rate for the second quarter of 2010 was 3.2% compared to 43.8% in the prior year. The lower effective rate is due to a reduction in our combined effective state income tax rate based upon the mix of state taxable earnings and losses for the current quarter resulting primarily from the impairment charge. On an adjusted basis, the effective tax rate for the second quarter of 2010 was 43.9% compared with 43.8% in the prior year.

Net (loss) earnings were $(1,685,000) or $(0.05) per diluted share compared to $3,888,000 or $0.11 per diluted share for the same period last year. On an adjusted basis, net earnings for the quarter ended June 30, 2010 were $3,491,000 or $0.10 per diluted share compared with $3,888,000 or $0.11 per diluted share for the same period last year.

For the first half of 2010, cash provided by operations was $6,451,000 compared with $9,997,000 in the prior year. Capital spending was $345,000 in the first half of 2010 compared with $1,817,000 in the comparable period in the prior year.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate three motorsports tracks in three states and promote motorsports events under the auspices of two of the premier sanctioning bodies in motorsports – NASCAR and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Gateway International Raceway near St. Louis, Missouri; and Nashville Superspeedway near Nashville, Tennessee. For further information log on to www.dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Admissions	$9,829	$11,922	$9,883	$11,953
Event-related	7,347	8,751	7,458	8,779
Broadcasting	15,334	14,938	15,334	14,938
Other	—	7	2	33

	32,510	35,618	32,677	35,703

Expenses:
Operating and marketing	20,679	23,147	22,387	25,346
Impairment charges	7,964	—	7,964	—
General and administrative	3,204	3,099	6,543	6,157
Depreciation and amortization	1,569	1,617	3,151	3,182

	33,416	27,863	40,045	34,685

Operating (loss) earnings	(906)	7,755	(7,368)	1,018

Interest income	4	3	7	7
Interest expense	(838)	(735)	(1,649)	(1,519)
Loss on sale of investments	—	(102)	—	(102)

(Loss) earnings before income tax benefit (expense)	(1,740)	6,921	(9,010)	(596)

Income tax benefit (expense)	55	(3,033)	2,726	(204)

Net (loss) earnings	$(1,685)	$3,888	$(6,284)	$(800)

Net (loss) earnings per common share:
Basic	$(0.05)	$0.11	$(0.17)	$(0.02)

Diluted	$(0.05)	$0.11	$(0.17)	$(0.02)

Weighted average shares outstanding:
Basic	36,096	36,021	36,091	36,016
Diluted	36,096	36,021	36,091	36,016

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP (LOSS) EARNINGS TO ADJUSTED EARNINGS (LOSS)

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
GAAP (loss) earnings before income taxes	$(1,740)	$6,921	$(9,010)	$(596)

Non-cash impairment charge (1)	7,964	—	7,964	—

Adjusted earnings (loss) before income taxes	$6,224	$6,921	$(1,046)	$(596)

GAAP net (loss) earnings	$(1,685)	$3,888	$(6,284)	$(800)

Non-cash impairment charge, net of income taxes (1)	5,176	—	5,176	—

Adjusted net earnings (loss)	$3,491	$3,888	$(1,108)	$(800)

GAAP net (loss) earnings per common share—diluted	$(0.05)	$0.11	$(0.17)	$(0.02)

Non-cash impairment charge, net of income taxes (1)	0.14	—	0.14	—

Adjusted net earnings (loss) per common share—diluted (2)	$0.10	$0.11	$(0.03)	$(0.02)

(1)	During the second quarter of 2010, we reviewed the long-lived assets of our Gateway International Raceway facility for impairment. Based on the results of this analysis, we recorded a non-cash impairment charge of $7,964,000 to write-down the carrying value of long-lived assets at our Gateway facility to fair value.

(2)	The components of loss per diluted share for the three months ended June 30, 2010 do not add to the adjusted loss per diluted share due to rounding.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted earnings (loss) before income taxes, adjusted net earnings (loss) and adjusted net earnings (loss) per common share - diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned non-cash impairment charge. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating earnings (loss), net earnings (loss) or diluted earnings (loss) per share, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30, 2010	June 30, 2009	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$1,151	$514	$155
Accounts receivable	2,682	2,923	1,260
Inventories	313	350	277
Prepaid expenses and other	1,938	1,902	1,528
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	9	—
Income taxes receivable	—	43	—
Deferred income taxes	124	111	118
Assets held for sale	2,800	10,798	2,800

Total current assets	9,008	16,650	6,138

Property and equipment, net	119,457	133,283	130,182
Restricted cash	3,957	3,894	5,333
Other assets, net	583	576	712
Deferred income taxes	139	263	164

Total assets	$133,144	$154,666	$142,529

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,496	$2,705	$456
Accrued liabilities	4,144	3,518	2,986
Payable to Dover Downs Gaming & Entertainment, Inc.	8	—	5
Income taxes payable	30	—	199
Current portion of bonds payable	1,345	1,235	1,235
Deferred revenue	9,789	11,869	5,931
Liabilities held for sale	—	3,442	—

Total current liabilities	16,812	22,769	10,812

Revolving line of credit	35,800	34,800	41,000
Bonds payable	395	1,737	1,739
Liability for pension benefits	1,784	2,680	1,695
Other liabilities	989	1,994	875
Non current income taxes payable	2,501	8,837	3,269
Deferred income taxes	18,528	15,479	20,850

Total liabilities	76,809	88,296	80,240

Stockholders' equity:
Common stock	1,821	1,812	1,806
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,217	100,725	100,943
Accumulated deficit	(47,278)	(35,899)	(40,994)
Accumulated other comprehensive loss	(1,276)	(2,119)	(1,317)

Total stockholders' equity	56,335	66,370	62,289

Total liabilities and stockholders' equity	$133,144	$154,666	$142,529

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended
	June 30,
	2010	2009
Operating activities:
Net loss	$(6,284)	$(800)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,151	3,182
Amortization of credit facility fees	186	80
Stock-based compensation	339	283
Deferred income taxes	(3,319)	(355)
Impairment charge	7,964	—
Changes in assets and liabilities:
Accounts receivable	(1,422)	(1,245)
Inventories	(36)	(135)
Prepaid expenses and other	(510)	(577)
Accounts payable	1,127	2,152
Accrued liabilities	1,064	1,210
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	3	2
Income taxes payable/receivable	53	(132)
Deferred revenue	3,858	5,831
Other liabilities	277	501

Net cash provided by operating activities	6,451	9,997

Investing activities:
Capital expenditures	(345)	(1,817)
Restricted cash	1,376	1,325
Proceeds from sale of available-for-sale securities	158	187
Purchase of available-for-sale securities	(160)	(185)

Net cash provided by (used in) investing activities	1,029	(490)

Financing activities:
Borrowings from revolving line of credit	14,100	15,600
Repayments on revolving line of credit	(19,300)	(23,000)
Repayments of bonds payable	(1,234)	(1,129)
Dividends paid	—	(733)
Repurchase of common stock	(50)	(19)

Net cash used in financing activities	(6,484)	(9,281)

Net increase in cash and cash equivalents	996	226
Cash and cash equivalents, beginning of period	155	288

Cash and cash equivalents, end of period	$1,151	$514